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                                                                    EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this annual report on Form 10-K of ValueVision Media, Inc. and to the incorporation by reference in Registration Statement No. 33-93006 on Form S-3 and Registration Statement Nos. 33-60549, 33-68646, 33-68648, 33-96950, 333-40973, 333-40981, 333-75803, 333-84705, 333-46572,
333-46576, 333-81438, 333-113736, and 333-139597 on Form S-8 of ValueVision
Media, Inc. of our report dated October 30, 2006, (April 11, 2007 as to Note
10), (which report expresses an unqualified opinion and includes two explanatory paragraphs related to a change in the fiscal year end and a change in ownership interests) related to the financial statements of Ralph Lauren Media, LLC as of and for the 15 month period ended April 1, 2006, appearing in this Annual Report on Form 10-K of ValueVision Media, Inc. for the year ended February 3, 2007.

DELOITTE & TOUCHE LLP
New York, New York
APRIL 11, 2007